EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Shareholders
TTM Technologies, Inc.:

We consent to the incorporation by reference in the registration statement (File No. 333-46454) on Form S-8 of TTM Technologies, Inc. of our reports dated January 28, 2004, with respect to the consolidated balance sheets of TTM Technologies, Inc. and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended and the related 2002 and 2003 consolidated financial statement schedule, which reports appear in the December 31, 2003 Annual Report on Form 10-K of TTM Technologies, Inc.

Our reports refer to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002.  Our reports refer to our audit of the revisions to the 2001 consolidated financial statements to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and other Intangible Assets, as more fully described in Note 2 to the consolidated financial statements.  However, we were not engaged to audit, review, or apply any procedure to the 2001 consolidated financial statements of TTM Technologies Inc. and subsidiaries other than with respect to such transitional disclosures.

/s/ KPMG LLP

Salt Lake City, Utah
February 23, 2004